2909 Hillcroft, Suite 420

Houston, TX 77057

713-467-2222

Press Contact:

Rick J. Vitale, CFA
President, Hartman Advisors, LLC
Phone: 651-491-3693
Email: rvitale@hrasecurities.com

Hartman vREIT XXI Declares $11.05 NAV Per Share

Hartman vREIT XXI, Inc. (“vREIT XXI”, “the Company”) announced that its board of directors approved an estimated net asset value (“NAV”) of $11.05 per share (based on a range of $10.71 to $11.42) of its common stock as of December 31, 2016. This is the first time the board has determined an estimated per-share NAV for the Company.

Hartman Advisors, LLC, vREIT XXI’s advisor, engaged WKW Advisors, an independent third-party real estate advisory firm, to assist in determining the estimated per share NAV based on vREIT XXI’s real estate portfolio holdings. WKW Advisors’ valuation was based upon the estimated market value of vREIT XXI’s assets, less the estimated market value of the Company's liabilities, divided by the total shares outstanding, and was performed in accordance with the valuation guidelines established by the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs.

Rick Vitale, President of Hartman Advisors, LLC, commented, “We could not be more pleased with the ongoing performance of Hartman vREIT XXI and its property holdings.  The latest per share net asset value estimate is a testimony to our efforts to meet the stated objectives of the investment program for the benefit of our investors.”

vREIT XXI commenced its initial public offering in June, 2016 for up to 25,000,000 shares of common stock at a price of $10.00 per share and up to $19,000,000 in shares of our common stock to our stockholders pursuant to our distribution reinvestment plan at a price of $9.50 per share.

On November 14, 2016, the Company entered into a joint venture with Hartman Short Term Income Properties, XX, Inc. to purchase Village Pointe Shopping Center in San Antonio. Texas.

About Hartman vREIT XXI

Hartman vREIT XXI is a Texas-centric REIT formed to acquire, develop and operate a diverse portfolio of value-oriented commercial properties—those with significant potential for growth in income and value from re-tenanting, repositioning, redevelopment, and operational enhancements. For additional information about Hartman vREIT XXI, please visit www.HartmanREITs.com.

This material contains forward-looking statements regarding the business and financial outlook of Hartman XX and its advisor that are based on management's current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ from the statements contained in this material.  Forward-looking statements speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that may become untrue as a result of subsequent events.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through Hartman Real Assets Securities, Inc., Member FINRA/SIPC, 2909 Hillcroft, Ste. 420, Houston, TX  77057 (800) 880-2212.